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                                                                    Exhibit 16.1



Securities and Exchange Commission
Washington, D.C. 20549

September 13, 2000

Ladies and Gentlemen:

We were previously principal accountants for SPACEHAB, Incorporated (SPACEHAB, Inc.) and, under the date of August 31, 2000, we reported on the consolidated financial statements of SPACEHAB, Inc. and subsidiaries as of and for the years ended June 30, 2000 and 1999. On September 7, 2000, our appointment as principal accountants was terminated. We have read SPACEHAB, Inc.'s statements included under Item 4 of its Form 8-K dated September 13, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with SPACEHAB, Inc.'s statement that the change was recommended by the audit committee and approved by the board of directors, acting through its executive committee, or that Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on SPACEHAB Inc.'s consolidated financial statements.

Very truly yours,

KPMG LLP